                                                                    EXHIBIT 10.3

                              BANK OF THE SAN JUANS
                              EMPLOYMENT AGREEMENT
                              ARTHUR C. CHASE, JR.

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), signed as of August 19, 2008, between BANK OF THE SAN JUANS BANCORPORATION ("SJ Bancorp"), BANK OF THE SAN JUANS (the "Bank") and Arthur C. Chase, Jr. ("Executive") and ratified by GLACIER BANCORP, INC. ("GBCI"), takes effect on the effective date of the pending Merger (the "Effective Date") referenced below.

                                    RECITALS

A. SJ Bancorp has entered into a Plan and Agreement Merger (the "Merger Agreement") with GBCI, pursuant to which SJ Bancorp will merge with and into GBCI, and the Bank will become a wholly owned subsidiary of GBCI (the "Merger").

B. Executive presently serves as President and Chief Executive Officer of SJ Bancorp and the Bank and will continue to do so until the Effective Date.

C. GBCI and the Bank desire Executive to be employed by the Bank from and after the Effective Date, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Date, under the terms and conditions of this Agreement.

D. This Agreement supercedes any and all other employment, change in control or similar agreements that may currently be in effect for Executive, including the Change in Control Severance Agreement, dated August 21, 2007 (the "Change in Control Agreement").

                                    AGREEMENT

     In consideration of the promises set forth in this Agreement, the parties agree as follows.

1. EMPLOYMENT; TITLE. The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive's title will be President and Chief Executive Officer of the Bank.

2.   EFFECTIVE DATE AND TERM.

     a. Term. The term of this Agreement ("Term") commences on the Effective Date and expires on December 31, 2011.

     b. Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason.

3. DUTIES. The Bank will employ Executive as its President and Chief Executive Officer. Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position. Executive will report directly to GBCI's President and Chief Executive Officer. The Bank's or GBCI's board of directors may, from time to time, modify Executive's performance responsibilities to accommodate management objectives of the Bank or of GBCI. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with his title and position.

4. EXTENT OF SERVICES. Executive will devote all of his working time, attention and skill to the duties and responsibilities referenced in
     Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Bank's prior written consent, make or maintain any investment in a business with which the Bank and/or GBCI has an existing competitive or commercial relationship.

5. SALARY. Executive will receive an annualized salary of $183,750, which is the amount of Executive's annual salary as of the date of this Agreement. Executive's salary will be paid in accordance with the Bank's regular payroll schedule. Subsequent salary increases are subject to the Bank's annual review of Executive's compensation and performance. Executive will not receive additional compensation for his service on the Bank's board of directors.

6. GBCI BANK PRESIDENT PLANS. In light of the Bank continuing Executive's annual salary at its pre-Effective Date amount, Executive will not participate in GBCI's Bank President Short-Term Incentive Plan or its Bank President Long-Term Incentive Plan.

7.   VACATION AND BENEFITS.

     a. Vacation and Holidays. Executive will receive four weeks of paid vacation each year. Executive's ability to carry over or accumulate vacation will be governed by the Bank's and/or GBCI's applicable policies.

     b. Benefits. Except as provided in Section 6, Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing plan and in other employee fringe benefit programs the Bank or GBCI may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank's or GBCI's board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan and 401(k) plan. Neither the Bank nor GBCI through this Agreement obligates itself to make any particular benefits available to its employees.

     c. Business Expenses. The Bank will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Bank (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank's business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

     d. Automobile Lease. The Bank will continue to provide Executive with exclusive use of a Bank automobile, and Executive will maintain appropriate records with respect to such use for tax purposes.

     e. Life Insurance Policy. The Bank will continue to pay premiums for the key man split life insurance policy covering Executive's life as of the date hereof.

8.   TERMINATION OF EMPLOYMENT.

     a. Termination By Bank for Cause. If the Bank terminates Executive's employment for Cause (defined below) or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 8(a).

     b. Other Termination By Bank. If the Bank terminates Executive's employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, the Bank will pay Executive a lump sum payment equal to one times Executive's annual base salary at the time of termination (the "Termination Payment"); provided, however, that if within six months following such termination of employment a Change in Control (defined below) of the Bank is announced or required by law to be announced, then upon consummation of such Change in Control, Executive shall receive the Change in Control Payment (defined below) less the amount of any Termination Payment already received.

     c. Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive's employment terminated.

     d. Change in Control. If, during the Term of this Agreement, GBCI or the Bank enters into an agreement for a Change in Control (defined below) of the Bank, or any party announces or is required by law to announce any such prospective Change in Control, and (i) the Bank or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction (for reasons other than Executive's death, disability, or Cause) terminates Executive's employment, or (ii) Executive terminates his employment with the Bank for Good Reason following consummation of such Change in Control, then the Bank will pay Executive the Change in Control Payment (defined below).

          (1) The term "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of GBCI or the Bank, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

          (2) The term "Change in Control Payment" means the dollar amount equal to three times the sum of (a) Executive's salary for the calendar year prior to the Change in Control, plus (b) the annual bonus paid to Executive for the calendar year prior to the Change in Control, subject to adjustment as provided in paragraph (3) below.

          (3) Notwithstanding anything in this Agreement to the contrary, if the total of the Change in Control Payment, together with any other payments or benefits received by Executive from the Bank or GBCI, will be an amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Parachute Payment Amount"), then the Change in Control Payment shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount.

          (4) Executive's right to receive the Change in Control Payment terminates (a) immediately, if before the Change in Control transaction closes, Executive terminates his employment without Good Reason, or the Bank terminates Executive's employment for Cause, or (b) upon expiration of this Agreement.

     e. Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or GBCI. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or GBCI. The obligations in this paragraph include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

     f.   Cause. "Cause" means any one or more of the following:

          (1) Willful misfeasance or gross negligence in the performance of Executive's duties;

          (2)  Conviction of a crime in connection with his duties; or

          (3) Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank's board of directors, which conduct has not been remedied within a reasonable period of time after Executive's receipt of written notice from the Bank setting forth in reasonable detail the conduct alleged to constitute "Cause" for termination hereunder.

     g. Good Reason. "Good Reason" means only any one or more of the following:

          (1) Reduction of Executive's salary or reduction or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

          (2) The assignment to Executive without his consent of any authority or duties, or a reduction in Executive's authority or duties, in either case materially inconsistent with Executive's position as of the date of this Agreement;

          (3) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from the Bank's present main office location.

     h. Resignation from Board. If Executive's employment terminates for any reason, then Executive shall immediately tender his resignation from the board of directors of the Bank and any committees thereof.

     i. Payment of Obligations. In the event of any dispute concerning Executive's termination or whether Executive otherwise is entitled to any payment under this Agreement then unless and until there is a final resolution of the dispute (pursuant to Section 13) in favor of the Bank, the Bank shall pay all amounts and provide all benefits to Executive that the Bank would be required to pay; provided, however, that the Bank shall not be required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking or security by or on behalf of the Executive (in such form and amount satisfactory to the Bank in its reasonable discretion) to repay all such amounts to which Executive may be ultimately adjudged not to be entitled.

     j. COBRA Coverage. Upon termination of his employment with the Bank, Executive will be entitled to benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Executive shall be responsible for making payments for such COBRA benefits.

9. CONFIDENTIALITY. Executive will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning SJ Bancorp, the Bank or GBCI or their business operations, unless (1) the Bank or GBCI consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Executive's duties under this Agreement;
     (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public. For purposes of this Agreement, confidential business information includes, without limitation, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or GBCI. Executive will also treat the terms of this Agreement as confidential business information.

10.  RESTRICTIVE COVENANTS.

     a. Competitive Activities. During the period of his employment and for one year after Executive's employment with the Bank has ended, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise, provide management, supervisory or other similar services to any person or entity engaged in any business within La Plata County, Colorado or Archuleta County, Colorado, that is competitive with the business of the Bank or GBCI as conducted during the term of this Agreement or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution; provided, however, that this Section 10(a) shall not apply, and Executive shall not be subject to the provisions of this Section 10(a), if Executive's employment with the Bank ends upon or following expiration of this Agreement.

     b. Non-Interference. During the period of his employment and for one year after Executive's employment with the Bank has ended, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or GBCI to terminate his/her employment with the Bank or GBCI, or (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or GBCI.

11.  ENFORCEMENT.

     a. The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 9 and 10 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's and GBCI's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with the Bank and GBCI to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

     b. Executive acknowledges the Bank and GBCI will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 9 or 10 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

12. COVENANTS. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 9 and 10 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

13.  ARBITRATION.

     a. Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

     b. Governing Law. All proceedings will be held at a place designated by the arbitrator in the City and County of Denver, Colorado. The arbitrator, in rendering a decision as to any state law claims, will apply Colorado law.

     c. Exception to Arbitration. Notwithstanding the above, if Executive violates Section 9 or 10, the Bank will have the right to initiate the court proceedings described in Section 11(b), in lieu of an arbitration proceeding under this Section 13.

14.  MISCELLANEOUS PROVISIONS.

     a. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter. This Agreement supersedes and replaces in its entirety the Change in Control Agreement.

     b. Binding Effect. This Agreement will bind and inure to the benefit of the Bank's, GBCI's and Executive's heirs, legal representatives, successors and assigns.

     c. Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

     d. Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

     e. Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

     f. Amendment. This Agreement may be modified only through a written instrument signed by both parties.

     g. Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

     h. Governing Law and Venue. This Agreement will be governed by and construed in accordance with Colorado law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in the City and County of Denver, Colorado.

     i. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

     j. Counsel Review. Executive acknowledges that he has consulted with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

     k. IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance ("409A Rules"). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such
          Section 409A. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent GBCI and/or the Bank determines that such amendment is necessary to comply with the 409A Rules.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

     This Employment Agreement is executed as of August 19, 2008.

                                        BANK OF THE SAN JUANS BANCORPORATION:


                                        By /s/ Thomas F. Melchior
                                           -------------------------------------
                                           Thomas F. Melchior
                                        Its: Chairman


                                        BANK OF THE SAN JUANS:


                                        By /s/ Thomas F. Melchior
                                           -------------------------------------
                                           Thomas F. Melchior
                                        Its: Chairman

                                        EXECUTIVE:


                                        /s/ Arthur C. Chase, Jr.
                                        ----------------------------------------
                                        Arthur C. Chase, Jr.

     Ratified as of August 19, 2008:

                                        GLACIER BANCORP, INC.


                                        By /s/ Michael J. Blodnick
                                           -------------------------------------
                                           Michael J. Blodnick
                                        Its: President & Chief Executive Officer